UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2012

Graymark Healthcare, Inc.

(Exact Name of Registrant as Specified in Charter)

Oklahoma	001-34171	20-0180812
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

204 N. Robinson Ave., Suite 400

Oklahoma City, Oklahoma 73102

(Address of Principal Executive Offices) (Zip Code)

(405) 601-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on June 19, 2012, Graymark Healthcare, Inc. (the “Company”) received a delisting determination letter from the staff of The Nasdaq Stock Market due to the Company’s failure to regain compliance with The Nasdaq Capital Market minimum bid price requirement for continued listing, as set forth in Nasdaq Listing Rule 5550(a)(2). The Company filed an appeal regarding the June 19th delisting determination letter and on July 26, 2012 presented its proposed plan of compliance to a Nasdaq Hearings Panel (the “Panel”). On August 16, 2012, the Company received a further written notice from Nasdaq indicating that the Company is not in compliance with Nasdaq Listing Rule 5550(b), the continued listing standards for primary equity securities on The Nasdaq Capital Market, because its stockholders’ equity was less than $2.5 million at June 30, 2012, and it does not meet the alternative standards of market value of listed securities or net income from continuing operations. On August 21, 2012, the Panel informed the Company that it determined to allow the continued listing of the Company’s common stock provided it met certain conditions as outlined in the Company’s plan of compliance by specified dates, including closing the proposed acquisition of Foundation Surgery Affiliates, LLC and Foundation Surgical Hospital Affiliates, LLC (the “Foundation Transaction”), reporting shareholders’ equity in excess of $2.5 million, and evidencing a closing bid price of no less than $1.00 for a minimum of ten consecutive trading days on or before November 29, 2012.

The Company has informed The Nasdaq Stock Market that it did not consummate the Foundation Transaction within the expected time outlined in its plan of compliance, and as a result, the Company was unable to meet all of the conditions in its plan of compliance and on November 2, 2012, Nasdaq notified the Company that the Panel has determined to delist the Company’s common stock from The Nasdaq Stock Market and will suspend trading of the shares effective at the open of business on November 6, 2012. The Company does not intend to appeal the determination of the Panel. Following delisting of the Company’s common stock, the Company anticipates that its securities will be traded on the OTCQB market under the symbol “GRMH” upon the suspension of trading on Nasdaq. The Company intends to continue to file periodic reports with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended.

Item 4.01.	Changes in Registrant’s Certifying Accountant.

On October 30, 2012, Eide Bailly LLP, the Company’s independent accountant (“Eide Bailly”), informed the Company that, effective on the earlier of November 19, 2012 or the date on which the Company files its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, Eide Bailly is resigning as the independent registered public accounting firm of the Company. Eide Bailly communicated to the Company that their decision to resign is a reflection of their evaluation of available resources to continue to serve as the Company’s auditor and the current and future direction of its SEC/PCAOB practice. The Audit Committee of the Company’s Board of Directors is in the process of engaging a new independent registered public accounting firm for the year ending December 31, 2012.

The reports of Eide Bailly on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2011 and December 31, 2010 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2011 and 2010 and through the filing date of this Current Report on Form 8-K, (i) there were no disagreements with Eide Bailly on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Eide Bailly, would have caused Eide Bailly to make reference to the subject matter of the disagreement in its reports on the Company’s consolidated financial statements for such years or any subsequent interim period through the date of this Current Report on Form 8-K, and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company has provided Eide Bailly with a copy of the disclosures in this Current Report on Form 8-K and requested that Eide Bailly furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements made by the Company set forth above, and if, not, stating the respects in which it does not agree. A copy of the letter, dated November 2, 2012, is attached as Exhibit 16.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

16.1	Letter to the Securities and Exchange Commission from Eide Bailly LLP dated November 2, 2012.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2012	GRAYMARK HEALTHCARE, INC.

	By:	/s/ Stanton Nelson
Stanton Nelson, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

16.1	Letter to the Securities and Exchange Commission from Eide Bailly LLP dated November 2, 2012.